Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of First Financial Bancorp. and the related Joint Proxy Statement/Prospectus of First Financial Bancorp. and MainSource Financial Group, Inc. for the registration of First Financial Bancorp.’s common stock, and to the incorporation by reference therein of our report dated February 23, 2016 with respect to the consolidated financial statements of First Financial Bancorp. as of December 31, 2015 and for each of the two years then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
September 22, 2017